EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sadot Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the Notes	Rule 457(c)	3,508,772(1)	$20.75(2)	$72,807,019	0.0001381	$10,054.65
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the Equity Purchase Facility Agreement	Rule 457(o)			$50,000,000(1)	0.0001381	$6,905.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Total Offering Amounts						$122,807,019		$16,959.65
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$16,959.65

(1) Represents shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sadot Group Inc. (the “Registrant”) being registered for resale by the selling stockholders identified in the registration statement, consisting of (i) up to 3,508,772 shares of Common Stock issuable upon conversion of, or otherwise pursuant to the terms of, the senior secured convertible promissory notes issued or issuable pursuant to the Securities Purchase Agreement dated as of July 16, 2026 (the “Conversion Shares”) and (ii) up to $50 million of shares of Common Stock issuable pursuant to the Equity Purchase Facility Agreement dated as of July 16, 2026 (the “Advance Shares”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions with respect to the shares of Common Stock being registered hereunder.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based on $20.75, the average of the high ($22.50) and low ($19.00) sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on July 22, 2026, a date within five business days prior to the date of filing of this registration statement.